Exhibit 99.1

P&F INDUSTRIES REPORTS YEAR-END 2007 RESULTS

MELVILLE, N.Y., March 26, 2008 - P&F Industries, Inc. (Nasdaq: PFIN) today announced results from operations for the fourth quarter and year ended December 31, 2007.

YEAR-END AND FOURTH-QUARTER RESULTS

Revenue for the year ended December 31, 2007 of $110,825,000 reflects a modest decrease of $908,000 or 0.8% from $111,733,000 reported for the year ended December 31, 2006. As the result of non-cash impairment charges taken in the fourth quarter against goodwill and other intangible assets of $23,462,000, the Company reported a net loss from continuing operations of $17,223,000 or $4.77, for both basic and diluted loss per common share, compared to basic and diluted earnings from continuing operations per share of $1.06 and $1.01, respectively, for the year ended December 31, 2006.

Earnings from discontinued operations, net of taxes, for fiscal 2007 was approximately $3,129,000, an increase of $3,059,000 from $70,000 reported for the prior year.  As a result, both basic and diluted earnings per common share for discontinued operations for the year ended December 31, 2007 was $0.87 compared to $0.02 for the year ended December 31, 2006. The reported pre-tax gain on the sale of real property during 2007 of approximately $5,100,000 was the fundamental component of the earnings increase reported from discontinued operations.

With respect to our overall results for fiscal 2007, the Company reported a basic and diluted loss per common share of $3.90 compared to basic and diluted earnings per share of $1.08 and $1.03, respectively, for fiscal 2006, again due to the non-cash impairment charges.

Revenue for the fourth quarter of 2007 of $24,905,000 reflects an increase of $1,201,000 or 5.1% when compared to revenue for the fourth quarter of 2006 of $23,704,000. As discussed above, the Company recorded non-cash impairment charges during the fourth quarter of 2007, which resulted in an after tax loss of $17,943,000 for the three-month period ended December 31, 2007, compared to an after tax profit of $160,000 reported for the same period in the prior year.  As a result, for the fourth quarter ended December 31, 2007 the Company reported a basic and diluted loss per common share from continuing operations of $4.93, compared to a basic and diluted earnings from continuing operations per common share of $0.05 and $0.04, respectively, for the same period in the prior year.

Earnings from discontinued operations, net of tax benefit, for the fourth quarter of 2007 was approximately $300 compared to approximately $76,000 reported for the fourth quarter of 2006.

With respect to our overall results for the fourth quarter of 2007, the Company reported a basic and diluted loss per share of $4.93 compared to basic and diluted earnings per common share of $0.07 and $0.06, respectively, for the same period in the prior year.

P&F Chairman of the Board, President, and Chief Executive Officer, Richard Horowitz, commented, “By far the most significant issue we dealt with this quarter was the recognition of approximately $23,462,000 of non-cash impairment charges. I wish to make it clear that these charges, though significant, do not reflect nor impact the health or prospects of our business.  In addition, without this charge, P&F would have reported a pre tax net income of approximately $466,000 for the fourth quarter of 2007.

“The number of new homes constructed, particularly in the southwestern region of the country, which is a key economic factor in our business, continues to decrease. This was compounded by overall sluggishness in other sectors of the economy that affect us, as well as sales degradation and pricing concessions to certain key customers.  As a result, certain of our subsidiaries were unable to demonstrate an ability to generate sufficient discounted future cash flows to support the recorded amounts of goodwill, other intangible assets and other long-lived assets related to those subsidiaries, necessitating the non-cash impairment charges.”

Revenue for Continental Tool Group in the fourth quarter of 2007 was $14,803,000, an increase of $4,216,000, or 39.8%, compared to revenue of $10,587,000 in the fourth quarter of 2006.  This increase was due primarily to the inclusion of the fourth quarter 2007 revenue of $4,048,000 of Hy-Tech Machine, Inc., which we acquired on February 12, 2007. Hy-Tech’s gross margin for the fourth quarter of 2007 was 35.8%, in line with the Company’s expectations.

Florida Pneumatic’s revenue for the fourth quarter of 2007 increased by $189,000 to $10,776,000 from $10,587,000 in the fourth quarter of 2006.  Florida Pneumatic’s gross margin for the fourth quarter of 2007 decreased from 27.3% in the fourth quarter of 2006 to 25.8%, primarily as a result of price concessions to a significant customer.  Additionally, we have been informed that we will be phased out as a vendor for The Home Depot likely commencing sometime during the second quarter of 2008. We do not believe this will have a significant impact on our consolidated operating earnings for the full year of 2008.  While The Home Depot generated a significant amount of revenue for Florida Pneumatic, in recent years they have generated little profit due to the many required marketing and servicing costs associated with maintaining their account.

Mr. Horowitz stated, “The acquisition of Hy-Tech in February 2007, continues to enhance our overall performance. Hy-Tech focuses on the more predictable industrial sector, thus providing a stabilizing effect on our tool business to counter the unpredictable nature of Florida Pneumatic’s retail customers.”

With respect to Countrywide Hardware, revenue for the fourth quarter of 2007 decreased by $3,015,000, or 23.0%, to $10,102,000 from $13,117,000 reported in the fourth quarter of 2006. Revenue generated from the sale of our stair products, which includes such sales generated at Woodmark and Pacific Stair Products, decreased $2,409,000, primarily due to the significant reduction of newly constructed homes.  In addition, revenue from Woodmark’s kitchen and bath products, which are primarily sold into the mobile home and remodeling markets, decreased approximately $474,000 during the period, primarily due to the loss of a key customer. Nationwide’s revenue decreased $132,000, primarily due to a decrease in patio sales of $270,000, offset by increases in our fencing and OEM product lines of approximately $104,000 and $34,000, respectively.

Mr. Horowitz noted, “Clearly, Countrywide Hardware had the most challenging year of our two operating subsidiaries The continued major slowdown in residential construction has had a direct and significant impact on our stair business.  However, we continue to promote our products heavily and have been successful in gaining some new accounts as many competitors struggle in this depressed market.  These economic factors at Woodmark and Pacific Stair Products were compounded by the fact that our largest stair customer began receiving direct shipments from a competitor during the year.  In addition, a very significant kitchen and bath customer began working with an alternative vendor as well. The results at Nationwide are more encouraging, however, as the year was close to expectations in an extremely competitive environment.  While the situation remains competitive, we are rolling out an unprecedented number of new products for 2008 that we hope will have a positive impact going forward.”

Mr. Horowitz concluded, “We expect 2008 to be a challenging year, as housing is still expected to be in a significant slump.  We have reduced expenses significantly in the hardware group to partially compensate for this, while continuing to provide an extraordinary level of service, coupled with quality products, to our customers.  We have some level of optimism with regard to the tool group as market conditions appear stable and we will enjoy the benefits of substantial cost reductions initiated at the end of 2007, as well as a full year of Hy-Tech’s profitable results and synergies with Florida Pneumatic.”

OTHER INFORMATION

P&F Industries has scheduled a conference call March 27, 2008, at 11:00 a.m. Eastern time to discuss its 2007 fourth-quarter and year-end results. Investors and other interested parties can listen to the call by dialing (877) 407-8033, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Website, while a telephone replay of the call will be available through April 3, 2008, beginning at 2:00 p.m. Eastern time on March 27, 2008  at 1-877-660-6853, Account No. 286, Conference ID No. 278732.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2008 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	December 31, 2007	December 31, 2006

Assets
Cash	$1,334	$1,340
Accounts receivable - net	12,883	12,685
Notes and other receivables	394	1,174
Inventories - net	31,736	26,693
Deferred income taxes - net	1,397	980
Asset held for sale	—	577
Assets of discontinued operations	56	350
Income tax refund receivable	226	1,356
Prepaid expenses and other current assets	1,171	1,370

Total current assets	49,197	46,525

Property and equipment	24,726	16,140
Less accumulated depreciation and amortization	10,010	8,411
Net property and equipment	14,716	7,729
Goodwill	4,594	24,922
Other intangible assets - net	11,104	10,897
Deferred Income taxes – net	3,445	—
Other assets – net	205	312
Assets of discontinued operations	9	40
Total assets	$83,270	$90,425

Liabilities and Shareholders’ Equity
Short-term borrowings	$8,000	$3,000
Accounts payable	5,042	6,761
Income taxes payable	525	435
Accrued compensation	1,805	2,158
Other accrued liabilities	3,490	3,999
Current maturities of long-term debt	6,305	7,560
Liabilities of discontinued operations	30	1,444

Total current liabilities	25,197	25,357

Long-term debt, less current maturities	19,744	12,060
Deferred income taxes - net	—	1,134
Liabilities of discontinued operations	343	353

Total liabilities	45,284	38,904

Total shareholders’ equity	37,986	51,521

Total liabilities and shareholders’ equity	$83,270	$90,425

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except per share data)	2007	2006	2007	2006
	(unaudited)	(unaudited)
Net revenue	$24,905	$23,704	$110,825	$111,733
Cost of sales	17,256	17,080	77,983	77,752
Gross profit	7,649	6,624	32,842	33,981
Selling, general and administrative expenses	6,486	5,765	28,100	25,529
Impairment of Goodwill and other intangible assets	23,462	—	23,462	—
Operating (loss) income	(22,299)	859	(18,720)	8,452
Interest expense – net	697	466	2,918	1,973
(Loss) earnings from continuing operations before income taxes	(22,996)	393	(21,638)	6,479
Income tax (benefit) expense	(5,053)	233	(4,415)	2,668
(Loss) earnings from continuing operations before discontinued operations	(17,943)	160	(17,223)	3,811

Discontinued operations (net of taxes):
Earnings from operation of discontinued operations	—	76	93	70
Gain on sale of asset of discontinued operations	—	—	3,036	—
Earnings from discontinued operations	—	76	3,129	70
Net (loss) earnings	$(17,943)	$236	$(14,094)	$3,881

(Loss) earnings per common share:

Basic:
Continuing operations	$(4.93)	$0.05	$(4.77)	$1.06
Discontinued operations	—	0.02	0.87	0.02
Net (loss) earnings per common share - basic	$(4.93)	$.07	$(3.90)	$1.08

Diluted:
Continuing operations	$(4.93)	$0.04	$(4.77)	$1.01
Discontinued operations	—	0.02	0.87	0.02
Net (loss) earnings per common share - diluted	$(4.93)	$.06	$(3.90)	$1.03

Weighted average common shares outstanding:

Basic	3,637	3,578	3,613	3,579

Diluted	3,637	3,736	3,613	3,784

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